EXHIBIT 99.1


                            GREATER COMMUNITY BANCORP
             55 Union Boulevard, P.O. Box 269, Totowa, NJ 07511-0269
                        (973) 942-1111 Fax (973) 942-9816
                            www.greatercommunity.com

                              FOR IMMEDIATE RELEASE



FOR FURTHER INFORMATION:

AT GREATER COMMUNITY BANCORP                         FOR MEDIA:
----------------------------                         ----------
Anthony M. Bruno, Jr.                                Linda Margolin
President & CEO                                      Margolin & Associates, Inc.
973-942-1111      x 1001                             216-765-0953
anthony.bruno@greatercommunity.com                   lmm@margolinIR.com
----------------------------------                   ------------------



          Greater Community Bancorp Reports Third Quarter EPS of $0.22

TOTOWA, N.J. - October 23, 2003 - Greater Community Bancorp (Nasdaq: GFLS) today reported net income for the quarter ended September 30, 2003 of $1.66 million, an increase of 41.0% over the $1.18 million reported for the prior-year third quarter. Diluted earnings per share were $0.22 for the current 2003 quarter, compared to $0.15 reported in the year-ago quarter, a 43.9% increase. For the first nine months of 2003, net income was $4.8 million, a 9.0% decline over the $5.3 million reported for the prior-year first nine months. Diluted earnings per share were $0.63, compared to $0.69 for the comparable 2002 period.

Anthony M. Bruno, Jr., Chairman and CEO of Greater Community Bancorp, commented, "Current quarter earnings continue at levels consistent with earlier 2003 quarters, although securities gains made a significant contribution to performance. While we are pleased with our strong commercial loan growth, despite challenging economic conditions, we also made strides this quarter addressing certain issues within our lease portfolio that have impacted our performance. As we previously announced, we replaced the management team at our leasing subsidiary and repositioned our leasing business to improve the overall quality of the portfolio. Year-to-date, we recorded approximately $1.3 million in lease financing charge-offs which were recorded under prior management. We believe we have identified all of our non-performing leases and we have adequately reserved for them.

"We attribute our strong loan growth to our seasoned team of lenders and the quality customer service we provide. Although the interest rate environment continues to compress our margins and net interest income, we rely on our ability to build strong relationships to position us for long-term earnings growth. Increasingly, our clients maintain deposit accounts in addition to their borrowing relationships. This serves to lower our cost-of-funding as well as generate stronger levels of fee income."

Total revenue, consisting of net interest income and non-interest income, totaled $9.2 million for the third quarter of 2003, an increase of 11.1% over the prior year's third quarter. Net interest income declined 8.7% to $6.2 million, reflecting growth in average earnings assets of 7.8%, offset by a 52 basis point decline in the net interest margin to 3.59%.

Non-interest income for the third quarter of 2003 was $3.0 million, a 100.9% increase from the prior-year third quarter. Excluding third quarter securities gains of $1.3 million and $122,000 in 2003 and 2002, respectively, as well as third quarter 2003 gains from the sale of real estate in the amount of $270,000, non-interest income increased 1.9% to $1.4 million.

Non-interest expense totaled $5.7 million for the third quarter of 2003, a decline of 11.2% from the $6.4 million reported in the prior-year period. Non-interest expense for the third quarter of 2002 included a $1.0 million charge to write-off the unamortized portion of the financing expense due to the refinancing of trust preferred securities. Excluding the $1.0 million, non-interest expense for the current quarter increased 5.6% over last year. Salaries and benefits rose 21.2%; the number of FTE employees rose by two persons. In addition, approximately 60% of the $607,000 increase consists of a separation package for a former executive. Other expenses categories were well-controlled. The efficiency ratio rose to 72.4% from 66.1% for the same quarter last year.

At September 30, 2003, assets were $762.0 million, an increase of 6.0% over the prior-year quarter. Loan balances grew $71.1 million year-over-year, or 16.6%, and consisted primarily of commercial real estate loans, up $43.3 million or 22.3%, and construction loans, up $15.6 million or 84.3%. Most of the loan growth was funded through deposit growth of $45.3 million, or 8.5%, and a decline in cash and other earning assets of $25.3 million, or 10.3%. Deposit growth was driven by growth in core deposits, which now constitute 74.3% of total deposits.

Mr. Bruno noted, "Aside from problems we have identified in our leasing portfolio, our asset quality is sound and has been relatively stable over the last four quarters." Net charge-offs for the September 30, 2003 quarter were 0.73% of average loans compared to 0.17% for the prior year quarter. Excluding the charge-offs in the lease financing portfolio, there were no charge-offs for the balance of the loan portfolio. Non-performing assets were 0.35% of total assets at September 30, 2003, down from 0.51% for the prior-year quarter, and 0.45% for the linked quarter. Loan loss reserves were 1.57% of period-end loans, and represent a 327% of non-performing assets and 90-day delinquencies.

During the quarter, the Company repurchased 240,012 shares of its outstanding common stock, reducing the diluted shares outstanding at period-end to 6,976,000. Shareholders' equity totaled $48.0 million at September 30, 2003, down 3.7% from the year-earlier quarter. A $0.11 per share cash dividend was declared during the third quarter.

About the Company

Greater Community Bancorp is a $762 million financial holding company headquartered in Totowa, New Jersey. The Company operates fifteen branches in the northern New Jersey counties of Bergen, Passaic and Morris through its three state-chartered commercial bank subsidiaries: Greater Community Bank, Bergen Commercial Bank and Rock Community Bank. They provide traditional commercial and retail banking services to small businesses and consumers in New Jersey. The Company also owns two subsidiaries: Greater Community Financial and Highland Capital Corp., an equipment leasing and financing subsidiary.



Forward-Looking Statements

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, continued softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company's business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

                            Greater Community Bancorp
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)

------------------------------------------------------------------------------------------------------------------------------------
                                                                3rd Qtr       2nd Qtr        1st Qtr        4th Qtr         3rd Qtr
(dollars in thousands except per share data)                     2003          2003           2003           2002            2002
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS
   Net interest income                                        $  6,205       $  6,335       $  6,549       $  6,552       $  6,794
   Provision for loan and lease losses                           1,249            138            316            335            223
   Non-interest income                                           2,996          1,639          1,600          2,015          1,491
   Non-interest expense                                          5,694          5,658          5,490          5,010          6,415
   Net income                                                    1,659          1,537          1,639          2,203          1,177
PER SHARE DATA(1)
   Basic earnings per share                                   $   0.23       $   0.21       $   0.22       $   0.30       $   0.16
   Diluted earnings per share                                     0.22           0.20           0.21           0.29           0.15

   Book value per share                                           6.89           7.37           7.14           7.15           6.92

   Cash dividend per share                                       0.110          0.110          0.100          0.100          0.100
PERFORMANCE RATIOS
   Return on average assets                                       0.88%          0.84%          0.91%          1.22%          0.67%
   Return on average equity                                       13.1%          11.8%          12.6%          17.5%           9.5%
   Net interest margin(2)                                         3.59%          3.70%          3.91%          3.90%          4.11%
   Efficiency Ratio                                               72.4%          72.9%          69.8%          63.1%          66.1%
MARKET DATA
   Market value per  share -- Period end1                     $  16.10       $  15.31       $  17.28       $  15.92       $  14.68
   Market as a % of book                                          2.34           2.08           2.36           2.18           2.07
   Cash dividend yield(1)                                         2.73%          2.87%          2.32%          2.51%          2.72%
   Common stock dividend payout ratio                             49.8%          55.0%          45.5%          33.3%          66.7%
   Period-end common shares outstanding (000)(1)                 6,976          7,206          7,205          7,196          7,195
   Common stock market capitalization ($Millions)                112.3          110.3          121.4          111.8          103.1
CAPITAL & LIQUIDITY
   Equity to assets                                               6.30%          7.05%          6.99%          7.14%          6.94%
   Average loans to deposits                                      83.6%          81.9%          83.3%          79.8%          81.2%
ASSET QUALITY
   Net charge-offs (recoveries)                               $    868       $    297       $     15       $     16       $    175
   Net loan charge-offs (recoveries) to average loans(2)          0.73%          0.26%          0.01%          0.01%          0.17%
   Non-performing assets + 90 days past due                   $  2,397       $  3,375       $  3,296       $  3,649       $  3,633
   NPAs + 90 day past due/ Total assets                           0.31%          0.45%          0.45%          0.51%          0.51%
   Allowance for loan and lease losses/ Total loans               1.57%          1.62%          1.73%          1.65%          1.59%
   Allowance for loan and lease losses/NPA's + 90 days
past due                                                           327%           221%           175%           200%           187%
END OF PERIOD BALANCES
   Total loans, net of unearned fees                          $499,837       $459,476       $438,846       $443,342       $428,754
   Total assets                                                762,015        753,891        736,173        719,207        718,957
   Deposits                                                    577,287        571,418        559,935        544,059        531,945
   Shareholders' equity                                         48,030         53,125         51,476         51,350         49,883
   Full-time equivalent employees                                  205            203            203            199            203
AVERAGE BALANCES
   Loans                                                      $476,698       $455,832       $439,441       $433,311       $422,958

   Total earning assets                                        691,755        683,969        670,297        672,462        641,586

   Total assets                                                751,558        732,573        723,492        723,773        697,879

   Deposits                                                    570,353        556,453        527,626        543,049        520,980

   Shareholders' equity                                         50,793         52,163         51,853         50,274         49,601

(1)  Restated for the 5% stock dividends in 2002 and 2.5% stock dividend in 2003
(2)  Annualized for comparative purposes

                                        Greater Community Bancorp
                                       Consolidated Balance Sheets

                                                           September 30
                                                   -----------------------------
                                                       2003              2002
                                                   -----------       -----------
                                                   (Unaudited)       (Unaudited)

ASSETS
   Cash and due from banks                          $  21,544         $  32,325
   Federal funds sold                                  16,450            21,890
                                                    ---------         ---------
      Total cash and cash equivalents                  37,994            54,215
  Interest bearing due from banks                       7,314            11,262
   Investment securities available for sale           175,081           180,249
   Investment securities held to maturity               3,070             3,346
   Loans, net of unearned fees                        499,837           428,754
   Allowance for loan losses                           (7,836)           (6,805)
                                                    ---------         ---------
      Total loans, net                                492,001           421,949

   Premises and equipment, net                          7,667             7,267
   Accrued interest receivable                          3,065             3,498
   Bank-owned life insurance                           12,890            12,297
   Goodwill                                            11,574            11,574
   Other assets                                        11,359            13,300
                                                    ---------         ---------

      Total assets                                  $ 762,015         $ 718,957
                                                    ---------         ---------


LIABILITIES AND STOCKHOLDERS' EQUITY
   Deposits:
      Non interest bearing                          $ 163,175         $ 139,505
      Interest bearing                                414,112           392,440
                                                    ---------         ---------
         Total deposits                               577,287           531,945

   FHLB advances                                       85,000            80,000
   Securities sold under agreement to
repurchase                                             20,198            19,632
   Accrued interest payable and other
liabilities                                             7,500            13,497
   Guaranteed preferred beneficial
interests in the
     Corporation's subordinated debentures             24,000            24,000
                                                    ---------         ---------
         Total liabilities                            713,985           669,074

STOCKHOLDERS' EQUITY
   Common stock                                         3,488             3,510
   Additional paid-in-capital                          41,469            42,917
   Retained earnings (accumulated deficit)              1,607               219
   Accumulated other comprehensive income               1,466             3,237
                                                    ---------         ---------
      Total shareholders' equity                       48,030            49,883

      Total liabilities and shareholders' equity    $ 762,015         $ 718,957
                                                    ---------         ---------

                            Greater Community Bancorp
                        Consolidated Statement of Income


                                                                THREE MONTHS ENDED        NINE MONTHS ENDED
                                                                    September 30            September 30
                                                               --------------------      --------------------
                                                                 2003         2002        2003         2002
                                                               -------      -------      -------      -------
INTEREST INCOME                                              (Unaudited)  (Unaudited)  (Unaudited)  (Unaudited)
   Loans, including fees                                       $ 7,704      $ 8,088      $23,278      $23,966
   Investment securities                                         1,397        2,114        4,834        6,202
   Federal funds sold and deposits with other banks                 91          216          344          730
                                                               -------      -------      -------      -------
      Total interest income                                      9,192       10,418       28,456       30,898

INTEREST EXPENSE
   Deposits                                                      1,333        1,961        4,462        6,161
   Short term borrowings                                         1,147        1,156        3,381        3,331
   Long term borrowings                                            507          507        1,524        1,657
                                                               -------      -------      -------      -------
      Total interest expense                                     2,987        3,624        9,367       11,149
                                                               -------      -------      -------      -------

      Net interest income                                        6,205        6,794       19,089       19,749

   Provision for loan losses                                     1,249          223        1,703          661
                                                               -------      -------      -------      -------

      Net interest income after provision for loan losses        4,956        6,571       17,386       19,088

NON INTEREST INCOME
  Service charges on accounts                                      716          628        2,038        1,829

  Other commissions and fees                                       145          155          445          562

  Fee income on mortgage loans sold                                137           25          406           46
  Gain on sale of investment securities                          1,331          122        1,833          558
  Gain on sale of leases
                                                                    21          155           99          924

  Gain on sale of assets                                           270         --            270          123

  Bank owned life insurance                                        138          151          442          460

  Other income                                                     238          255          702          720
                                                               -------      -------      -------      -------
      Total non interest income                                  2,996        1,491        6,235        5,222

NON INTEREST EXPENSE
  Salaries and benefits                                          3,465        2,858        9,470        8,308
  Occupancy & equipment                                            818          821        2,490        2,407
  Regulatory and professional Fees                                 394          458        1,573        1,423

  Computer services                                                137          114          375          311
  Write off of trust preferred securities financing cost
                                                                  --          1,022         --          1,022

  Office expenses                                                  241          261          869          891
  Other expense                                                    639          881        2,064        2,304
                                                               -------      -------      -------      -------
      Total non interest expense                                 5,694        6,415       16,841       16,666
                                                               -------      -------      -------      -------

      Income before federal income tax                           2,258        1,647        6,780        7,644
   Provision for income tax                                        599          470        1,946        2,334
                                                               -------      -------      -------      -------
      Net income                                               $ 1,659      $ 1,177      $ 4,834      $ 5,310
                                                               -------      -------      -------      -------

   Basic income per share                                      $  0.23      $  0.16      $  0.67      $  0.74
   Diluted income per share                                    $  0.22      $  0.15      $  0.63      $  0.69
   Average shares outstanding                                    7,078        7,203        7,165        7,211
   Average diluted shares outstanding                            7,516        7,672        7,613        7,642